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                                                                   Exhibit 10.25


June 30, 2004


Mark Pavao
2203 St. James Street
Philadelphia, Pennsylvania 19103

Dear Mark:

I would like to formally offer you the full-time position of Senior Vice President of Marketing and Sales at NitroMed reporting to the President and Chief Executive Officer and working in the field of NO-enhanced cardiovascular medicines. The terms of this offer are as follows:

Responsibilities:   As Senior Vice President of Marketing and Sales, you will be responsible for leading all the Company's marketing and sales efforts, plus such other responsibilities as may be assigned to you from time to time by the CEO.

Base Salary:        You will be paid $10,416.66 semi-monthly. Such salary may
                    be adjusted from time to time in accordance with normal business practice at the sole discretion of the Company.

Sign-on Bonus:      You will receive a sign-on bonus in the amount of
                    $50,000 -- $25,000 paid on the first day of employment and $25,000 paid on your one year anniversary date, assuming that you are then employed by the Company.

Stock: The Compensation Committee of the Company's Board of Directors has agreed to grant you an option to purchase 125,000 shares of common stock of the Company upon your commencement of employment. The closing price of the stock on the date of grant will be the exercise price of these options. These options will vest and become exercisable in four equal annual installments beginning on the first anniversary of your date of hire, subject to your continued employment with the Company. This grant will be subject to your execution and compliance with all terms of the Company's standard incentive stock option agreement and to all terms of the Company's Amended and Restated 2003 Stock Incentive Plan, copy attached as Exhibit A.

Performance Bonus:  You may be entitled to receive a bonus under the NitroMed bonus plan, which is discretionary and based on milestones to be determined and mutually agreed upon by the CEO and you. You will be entitled to receive a minimum guaranteed first year bonus of 25% of your 2004 salary, payable in part in December of 2004 prorated for the months remaining between your date of hire and December 31, 2004, with the balance to be paid in 2005. Such bonus shall be subject to adjustment in 2005, depending on performance.

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Group Benefits:     You will be eligible to receive comprehensive group health, disability, accident and life insurance benefits or such comparable benefits and protections the Company is able to reasonably obtain from another plan. You will be entitled to participate in and enjoy the benefits of NitroMed's 401K retirement plan as well as any other retirement and pension plan or plans if and when instituted by the Company for the benefit of its employees generally, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs.


Sick and Vacation:  You will be entitled to sick days consistent with the
                    Company's standard policy and 20 vacation days per year, to be taken at such times as may be approved by the CEO.

Relocation:         Subject to your continued employment, the Company will
                    reimburse you up to a sum not to exceed $100,000.00 for moving your household contents, including buy and sell side costs such as commissions and fees. You will have 12 months to exercise this relocation benefit. During the first year of your employment, the Company will also reimburse reasonable expenses incurred by you on no more than two occasions to come to Massachusetts for the purpose of evaluating the purchase of a home and up to $3,000 per month for three months of temporary living expenses.

Cost of Housing     Subject to your continued employment, the Company will
                    reimburse your mortgage costs in an amount of up to $2,500 per year for three Adjustment: years All relocation and housing costs reimbursed by the Company shall be subject to withholding and other applicable employment taxes.

Agreements:         As a condition of employment, you will be required to
                    execute a non-competition agreement related to nitric oxide enhanced medicines, in the form attached as Exhibit B.

Severance:          You will be entitled to salary continuation upon termination without cause for a period of one year.

No Conflicts:       You represent that you are not bound by any employment
                    contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or that is in any way inconsistent with the terms of this letter. To the extent you are bound only by non-disclosure and non-solicitation obligations, you agree that you will adhere to those restrictions.

Employment at Will: Nothing in this letter agreement shall be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without cause or notice. Similarly, except as explicitly set forth herein, nothing in this letter agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

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If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to Wanda Avril. The anticipated start date for this position is on or before August 2, 2004. If we do not receive your acceptance, this offer will be deemed revoked July 19, 2004.

On behalf of the NitroMed team and myself, let me say that we all very much look forward to working alongside you. I know that together we will grow NitroMed and BiDil.

Sincerely,

/s/ Michael D. Loberg
Michael D. Loberg
President and Chief Executive Officer


                                  The foregoing correctly sets forth the terms of my at-will employment with NitroMed, Inc.:


                                            /s/ Mark Pavao
                                            -----------------------------------
                                            Mark Pavao


                                            Dated:
                                                   ----------------------------